EXHIBIT 2.1



                                 ASSET PURCHASE AGREEMENT

                                           AMONG

                   THE NEW YORK TIMES COMPANY, THE FAMILY CIRCLE, INC.,

                         RETAIL MAGAZINES MARKETING COMPANY, INC.

                                            AND

                         GRUNER + JAHR PRINTING AND PUBLISHING CO.

                                    FOR THE PURCHASE OF

                        THE NEW YORK TIMES WOMEN'S MAGAZINES GROUP







                                   DATED:  June 17, 1994

                                     TABLE OF CONTENTS

                                                                            Page

          ARTICLE 1
          DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

               1.1  "ABC" . . . . . . . . . . . . . . . . . . . . . . . . .   1
               1.2  "Affiliate" . . . . . . . . . . . . . . . . . . . . . .   1
               1.3  "Agreement" . . . . . . . . . . . . . . . . . . . . . .   1
               1.4  "Agreement for Computer Support Services" . . . . . . .   2
               1.5  "Ancillary Agreements"  . . . . . . . . . . . . . . . .   2
               1.6  "Arrears" . . . . . . . . . . . . . . . . . . . . . . .   2
               1.7  "Assets"  . . . . . . . . . . . . . . . . . . . . . . .   2
               1.8  "Barter"  . . . . . . . . . . . . . . . . . . . . . . .   2
               1.9  "BPA" . . . . . . . . . . . . . . . . . . . . . . . . .   2
               1.10 "Business"  . . . . . . . . . . . . . . . . . . . . . .   2
               1.11 "Buyer" . . . . . . . . . . . . . . . . . . . . . . . .   2
               1.12 "Closing" . . . . . . . . . . . . . . . . . . . . . . .   2
               1.13 "Closing Date"  . . . . . . . . . . . . . . . . . . . .   2
               1.14 "COBRA" . . . . . . . . . . . . . . . . . . . . . . . .   2
               1.15 "Code"  . . . . . . . . . . . . . . . . . . . . . . . .   2
               1.16 "Contracts" . . . . . . . . . . . . . . . . . . . . . .   2
               1.17 "Copyrights"  . . . . . . . . . . . . . . . . . . . . .   3
               1.18 "Credit-Cancelled Copy" . . . . . . . . . . . . . . . .   3
               1.19 "Credit-Suspended Copy" . . . . . . . . . . . . . . . .   3
               1.20 "Employee"  . . . . . . . . . . . . . . . . . . . . . .   3
               1.21 "Employee Plans"  . . . . . . . . . . . . . . . . . . .   3
               1.22 "ERISA" . . . . . . . . . . . . . . . . . . . . . . . .   4
               1.23 "Escrow Agent"  . . . . . . . . . . . . . . . . . . . .   4
               1.24 "Escrow Agreement"  . . . . . . . . . . . . . . . . . .   4
               1.25 "Escrow Balance . . . . . . . . . . . . . . . . . . . .   4
               1.26 "Excluded Assets" . . . . . . . . . . . . . . . . . . .   4
               1.27 "FCI" . . . . . . . . . . . . . . . . . . . . . . . . .   4
               1.28 "Financial Statements"  . . . . . . . . . . . . . . . .   4
               1.29 "Fulfillment Agreement" . . . . . . . . . . . . . . . .   4
               1.30 "H-S-R Act" . . . . . . . . . . . . . . . . . . . . . .   4
               1.31 "Indemnified Party" . . . . . . . . . . . . . . . . . .   4
               1.32 "Indemnifying Party"  . . . . . . . . . . . . . . . . .   4
               1.33 "Inventory" . . . . . . . . . . . . . . . . . . . . . .   4
               1.34 "June 30 Balance Sheet" . . . . . . . . . . . . . . . .   4
               1.35 "June 30 Financials"  . . . . . . . . . . . . . . . . .   4
               1.36 "Laws"  . . . . . . . . . . . . . . . . . . . . . . . .   5
               1.37 "Lease Agreement" . . . . . . . . . . . . . . . . . . .   5
               1.38 "Net Current Assets"  . . . . . . . . . . . . . . . . .   5
               1.39 "Net Current Assets Statement"  . . . . . . . . . . . .   5
               1.40 "Non-Competition Agreement" . . . . . . . . . . . . . .   5
               1.41 "NYTCo."  . . . . . . . . . . . . . . . . . . . . . . .   5
               1.42 "Permitted Encumbrances"  . . . . . . . . . . . . . . .   5
               1.43 "Pending Work"  . . . . . . . . . . . . . . . . . . . .   5
               1.44 "PI Advertisement"  . . . . . . . . . . . . . . . . . .   5
               1.45 "Publication Rights"  . . . . . . . . . . . . . . . . .   6

               1.46 "RMMCo."  . . . . . . . . . . . . . . . . . . . . . . .   6
               1.47 "Savings Plan of Buyer" . . . . . . . . . . . . . . . .   6
               1.48 "Savings Plan of Seller"  . . . . . . . . . . . . . . .   6
               1.49 "Seller"  . . . . . . . . . . . . . . . . . . . . . . .   6
               1.50 "Subscriber List" . . . . . . . . . . . . . . . . . . .   6
               1.51 "Trademarks"  . . . . . . . . . . . . . . . . . . . . .   6
               1.52 "TDS" . . . . . . . . . . . . . . . . . . . . . . . . .   6
               1.53 "Transferred Employee"  . . . . . . . . . . . . . . . .   6
               1.54 "Women's Magazines" . . . . . . . . . . . . . . . . . .   6

          ARTICLE 2
          PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . .   6

               2.1  Purchase and Sale . . . . . . . . . . . . . . . . . . .   6
               2.2  Excluded Assets . . . . . . . . . . . . . . . . . . . .   9
               2.3  Execution of Instruments  . . . . . . . . . . . . . . .  10
               2.4  Consents to Assignments . . . . . . . . . . . . . . . .  11
               2.5  Books and Records Assistance  . . . . . . . . . . . . .  11

          ARTICLE 3
          CONSIDERATION, ASSUMPTION OF LIABILITIES, ALLOCATIONS,
          APPORTIONMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .  11

               3.1  Consideration . . . . . . . . . . . . . . . . . . . . .  11
               3.2  No Assumption of Liabilities  . . . . . . . . . . . . .  12
               3.3  Allocations . . . . . . . . . . . . . . . . . . . . . .  12
               3.4  Closing, Effective Date of Transactions,
                    Apportionments  . . . . . . . . . . . . . . . . . . . .  13

          ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . .  14

               4.1  Corporate Power and Authority . . . . . . . . . . . . .  14
               4.2  Authorization of Agreement  . . . . . . . . . . . . . .  14
               4.3  Consents of Third Parties . . . . . . . . . . . . . . .  14
               4.4  Financial Statements  . . . . . . . . . . . . . . . . .  15
               4.5  Operation Since December 31, 1993 . . . . . . . . . . .  15
               4.6  The Assets  . . . . . . . . . . . . . . . . . . . . . .  15
               4.7  Litigation and Compliance with Law  . . . . . . . . . .  15
               4.8  Subscriber List . . . . . . . . . . . . . . . . . . . .  16
               4.9  Contracts . . . . . . . . . . . . . . . . . . . . . . .  16
               4.10 Employment and Labor Matters  . . . . . . . . . . . . .  16
               4.11 Employee Plans  . . . . . . . . . . . . . . . . . . . .  17
               4.12 Intellectual Property and Publication Rights  . . . . .  17
               4.13 Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  17
               4.14 Advertising Commitments . . . . . . . . . . . . . . . .  18
               4.15 Subscription Commitments  . . . . . . . . . . . . . . .  18
               4.16 No Finder or Broker . . . . . . . . . . . . . . . . . .  18
               4.17 No Misleading Statements  . . . . . . . . . . . . . . .  18
               4.18 Insurance . . . . . . . . . . . . . . . . . . . . . . .  18
               4.19 Related-Party Transactions, Conflicts . . . . . . . . .  18
               4.20 Transfer of Assets  . . . . . . . . . . . . . . . . . .  19

               4.21 Accounts Receivable . . . . . . . . . . . . . . . . . .  19
               4.22 Pending Work  . . . . . . . . . . . . . . . . . . . . .  19
               4.23 Representations Exclusive . . . . . . . . . . . . . . .  19

          ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . .  19

               5.1  Power and Authority . . . . . . . . . . . . . . . . . .  19
               5.2  Authorization of Agreement  . . . . . . . . . . . . . .  20
               5.3  Consents of Third Parties . . . . . . . . . . . . . . .  20
               5.4  No Finder or Broker . . . . . . . . . . . . . . . . . .  20

          ARTICLE 6
          FURTHER AGREEMENTS OF SELLER AND BUYER  . . . . . . . . . . . . .  20

               6.1  Access, Confidentiality . . . . . . . . . . . . . . . .  20
               6.2  Operation in Ordinary Course  . . . . . . . . . . . . .  21
               6.3  Taxes on Bulk Sales . . . . . . . . . . . . . . . . . .  21
               6.4  Other Action  . . . . . . . . . . . . . . . . . . . . .  21
               6.5  Regulatory and Other Authorizations . . . . . . . . . .  21
               6.6  Publicity . . . . . . . . . . . . . . . . . . . . . . .  21
               6.7  Further Action  . . . . . . . . . . . . . . . . . . . .  22
               6.8  Employment Matters, Employee Plans  . . . . . . . . . .  22

          ARTICLE 7
          CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . .  24

               7.1  Conditions Precedent to Buyer's Obligation to Close . .  24
               7.2  Conditions Precedent to Seller's Obligation to Close  .  26

          ARTICLE 8
          TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

               8.1  Termination . . . . . . . . . . . . . . . . . . . . . .  27
               8.2  Effect of Termination . . . . . . . . . . . . . . . . .  28
               8.3  Further Provisions  . . . . . . . . . . . . . . . . . .  28

          ARTICLE 9
          JUNE 30 BALANCE SHEET, NET CURRENT ASSETS
          STATEMENT AND ADJUSTMENTS . . . . . . . . . . . . . . . . . . . .  29

               9.1  June 30 Balance Sheet, Net Current Assets Statement . .  29
               9.2  Adjustments to Consideration  . . . . . . . . . . . . .  30
               9.3  Post Closing Collection of Receivables  . . . . . . . .  30

          ARTICLE 10
          ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

          ARTICLE 11
          ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . .  31

               11.1 Expenses  . . . . . . . . . . . . . . . . . . . . . . .  31
               11.2 Certain Taxes . . . . . . . . . . . . . . . . . . . . .  32
               11.3 Names and Logos . . . . . . . . . . . . . . . . . . . .  32
               11.4 Subscribers and Subscriber List . . . . . . . . . . . .  32
               11.5 Computer Support Services . . . . . . . . . . . . . . .  32
               11.6 Bulk Sales Laws . . . . . . . . . . . . . . . . . . . .  32
               11.7 Payments from Third Parties . . . . . . . . . . . . . .  33
               11.8 No Solicitation . . . . . . . . . . . . . . . . . . . .  33
               11.9 Fulfillment of Current Subscriptions  . . . . . . . . .  33
               11.10 Change of FCI's Name . . . . . . . . . . . . . . . . .  33
               11.11 Telemarketing  . . . . . . . . . . . . . . . . . . . .  34
               11.12 Agreements With Respect To TDS . . . . . . . . . . . .  34

          ARTICLE 12
          INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .  34

               12.1 Indemnification by Seller . . . . . . . . . . . . . . .  34
               12.2 Indemnification by Buyer  . . . . . . . . . . . . . . .  35
               12.3 Indemnification Claims  . . . . . . . . . . . . . . . .  35
               12.4 Claims for Reimbursement and Survival . . . . . . . . .  36
               12.5 Remedies  . . . . . . . . . . . . . . . . . . . . . . .  36

          ARTICLE 13
          GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  36

               13.1 Severability  . . . . . . . . . . . . . . . . . . . . .  36
               13.2 Amendment . . . . . . . . . . . . . . . . . . . . . . .  37
               13.3 No Implied Waiver . . . . . . . . . . . . . . . . . . .  37
               13.4 Notices . . . . . . . . . . . . . . . . . . . . . . . .  37
               13.5 Captions  . . . . . . . . . . . . . . . . . . . . . . .  38
               13.6 Choice of Law . . . . . . . . . . . . . . . . . . . . .  38
               13.7 Binding Effect and Assignment . . . . . . . . . . . . .  38
               13.8 Gender and Number . . . . . . . . . . . . . . . . . . .  38
               13.9 Entire Agreement  . . . . . . . . . . . . . . . . . . .  38
               13.10  Construction  . . . . . . . . . . . . . . . . . . . .  39
               13.11  Third Party Beneficiaries . . . . . . . . . . . . . .  39
               13.12  Counterparts  . . . . . . . . . . . . . . . . . . . .  39
               13.13  Survival  . . . . . . . . . . . . . . . . . . . . . .  39

                        ASSET PURCHASE AGREEMENT
                        ------------------------


            This ASSET PURCHASE AGREEMENT (hereinafter referred to as this "Agreement"), executed on and effective as of the 17th day of June, 1994, by and among THE NEW YORK TIMES COMPANY, a corporation organized and existing under the laws of the State of New York ("NYTCo."), THE FAMILY CIRCLE, INC., a corporation organized and existing under the laws of the State of Iowa ("FCI"), RETAIL MAGAZINES MARKETING COMPANY, INC., a corporation organized and existing under the laws of the State of New York ("RMMCo.") (NYTCo., FCI and RMMCo. hereinafter collectively referred to as "Seller"), and GRUNER + JAHR PRINTING AND PUBLISHING CO., a general partnership organized and existing under the laws of the State of Delaware, acting through its publishing division, Gruner + Jahr USA Publishing (hereinafter referred to as "Buyer"),


                          W I T N E S S E T H:
                          - - - - - - - - - -

            WHEREAS, Seller is the owner of certain assets with regard to the publication of certain magazines commonly referred to as the New York Times Women's Magazine Group (hereinafter referred to as the "Women's Magazines"); and

            WHEREAS, Seller is willing to sell such assets and the right to publish the Women's Magazines, and Buyer desires to purchase the same, upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual represen-tations, warranties, covenants and agreements hereinafter set forth, Seller and Buyer do hereby mutually covenant and agree as follows:


                                ARTICLE 1
                               DEFINITIONS

       The following terms shall, unless the context clearly requires otherwise, have the respective meanings set forth in this
  Article 1:

  1.1  "ABC".  The Audit Bureau of Circulations.
        ---

  1.2  "Affiliate".  Any entity (whether or not incorporated) which
        ---------
  is an affiliate of Seller within the meaning of the rules and regulations promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934.

  1.3  "Agreement".  This Asset Purchase Agreement between Seller and
        ---------
  Buyer, as the same may be amended from time to time.

  1.4  "Agreement for Computer Support Services".  That certain
        ---------------------------------------
  Agreement for Computer Services, referred to in Section 11.5, in form and substance as set forth in Exhibit 11.5 hereto.
                                     ------------

  1.5  "Ancillary Agreements".  Collectively, the Agreement for
        --------------------
  Computer Support Services, the Escrow Agreement, the Fulfillment Agreement, the Lease and the Non-Competition Agreement.

  1.6  "Arrears".  Any copy of an issue of any of the Women's
        -------
  Magazines delivered to a subscriber beyond the subscription term (or renewal thereof) originally ordered and paid for. The term "Arrears" shall be construed without limitation to include all copies of issues of the Women's Magazines which are "post-expira-tion copies" of such issues.

  1.7  "Assets".  The assets of Seller, other than the Excluded
        ------
  Assets, used in connection with the publication of the Women's
  Magazines, and which are more fully described in Section 2.1.

  1.8  "Barter".  A contract for a trade of one product or service
        ------
  for either (a) another product or service, or (b) a credit toward the purchase of another product or service.

  1.9  "BPA".  The Business Publications Association.
        ---

  1.10 "Business".  The business (as currently conducted), Assets and
        --------
  goodwill of Seller in connection with the preparation, publication, selling and distribution of the Women's Magazines.

  1.11 "Buyer".  Gruner + Jahr Printing and Publishing Co., acting
        -----
  through its publishing division, Gruner + Jahr USA Publishing.

  1.12 "Closing".  The consummation of the transactions contemplated
        -------
  by this Agreement.

  1.13 "Closing Date".   The later of July 11, 1994, or three (3)
        ------------
  days after the expiration of the waiting period imposed by the H-S-R Act.

  1.14 "COBRA".  The Consolidated Omnibus Budget Reconciliation Act
        -----
  of 1985, as amended.

  1.15 "Code".  The Internal Revenue Code of 1986, as amended.
        ----

  1.16 "Contracts".  All the following contracts, agreements, under-
        ---------
  takings and understandings relating to the Women's Magazines to which Seller is a party or by which it is bound: (a) all commit-ments and agreements for the purchase of paper or ink; (b) all real estate leases, and all other rental agreements under which Seller is either lessor or lessee that involve annual payments or receipts of Twenty-Five Thousand Dollars ($25,000) or more; (c) all loan and financing agreements (whether cast in such form, in the form of leases, or otherwise) under which Seller is obligated to make annual payments of Twenty-Five Thousand Dollars ($25,000) or more;
  (d) all other orders, leases, commitments and agreements (including without limitation employment, consulting, retainer, agency and representation agreements of any nature or description) which involve payments by Seller in excess of Twenty-Five Thousand Dollars ($25,000) in any year (including upon exercise by Seller of any rights to terminate such agreement other than for cause) or which bind Seller for more than one (1) year; (e) all license agreements with third parties under which Seller is either licensor or licensee relating to the Women's Magazines which are either exclusive license arrangements or have a term of one (1) year or more; (f) all printing, distribution, subscription fulfillment, subscriber or name list rental and publishing agreements with third parties; (g) all joint venture, partnership and similar arrange-ments or agreements; and (h) the existing group sales and Barter arrangements involving the Women's Magazines. All Contracts are listed in Exhibit 1.16 attached hereto. Seller will update said
            ------------
  Exhibit 1.16 at the Closing.
  ------------

  1.17 "Copyrights".  The copyrights and other rights more fully
        ----------
  described in Section 2.1(e).

  1.18 "Credit-Cancelled Copy".  Any copy of an issue of any of the
        ---------------------
  Women's Magazines with respect to which a subscription is or has been in effect, if either (a) the subscriber thereunder has requested that the subscription or billing be cancelled, or (b) Seller or Seller's agent has cancelled such subscription, for non-payment of the subscription price.

  1.19 "Credit-Suspended Copy".  Any copy of an issue of any of the
        ---------------------
  Women's Magazines for which (a) a subscription is in effect, (b) the subscriber has been billed, and (c) delivery has been suspended by Seller because the subscriber's payment therefor has not yet been received.

  1.20 "Employee".  As of the relevant date referred to in Section
        --------
  4.10, 4.11 or 6.8, as the case may be, and subject to the provi-sions thereof, any employee of Seller who is actively employed by Seller in the Business, including any such employee who is on leave of absence (including disability) or who is on layoff. Employee shall not include any employee of Seller identified on Exhibit
                                                         -------
  1.20.
  ----

  1.21 "Employee Plans".  Each plan, contract, payroll practice and
        --------------
  other arrangement which Seller sponsors, contributes to, partici-pates in on the date hereof, or has or may have any liability or obligation under, with respect to current or former employees of the Business (or their dependents or beneficiaries) and which (a) is an employee benefit plan (as defined in Section 3(3) of ERISA),
  (b) provides stock-based compensation, (c) provides any bonus, commission, profit sharing, workers' compensation, change in control, severance or termination benefit, or that is a payroll policy, fringe benefit, deferred compensation or similar arrange-ment, or (d) is a collective bargaining or other labor agreement.

  1.22 "ERISA".  The Employee Retirement Income Security Act of 1974,
        -----
  as amended.

  1.23 "Escrow Agent".  The United States Trust Company of New York.
        ------------

  1.24 "Escrow Agreement".  That certain Escrow Agreement, referred
        ----------------
  to in Section 3.1(c), in form and substance as set forth in Exhibit
                                                              -------
  3.1(c) hereto.
  ------

  1.25 "Escrow Balance".  The amount held by the Escrow Agent from
        --------------
  time to time under the Escrow Agreement and not yet disbursed to Seller.

  1.26 "Excluded Assets".  The assets described in Section 2.2, which
        ---------------
  are not part of the transactions contemplated by this Agreement.

  1.27 "FCI".  The Family Circle, Inc.
        ---

  1.28 "Financial Statements".  The balance sheet prepared by Seller,
        --------------------
  as it relates to the Business, as at December 31, 1993, and the income statements with respect to each of the Women's Magazines as well as the Business for the period then ending. The Financial Statements are attached hereto as Exhibit 1.28.
                                    ------------

  1.29 "Fulfillment Agreement".  That certain Fulfillment Agreement,
        ---------------------
  referred to in Section 11.9, in form and substance as set forth in
  Exhibit 11.9 hereto.
  ------------

  1.30 "H-S-R Act".  The Hart-Scott-Rodino Antitrust Improvements Act
        ---------
  of 1976, and the rules and regulations promulgated thereunder.

  1.31 "Indemnified Party".  The party claiming indemnification in
        -----------------
  accordance with Section 12.3.

  1.32 "Indemnifying Party".  Any party from whom indemnification may
        ------------------
  be sought in accordance with Section 12.3.

  1.33 "Inventory".  The assets more fully described in Section
        ---------
  2.1(f)(i).

  1.34 "June 30 Balance Sheet".  The balance sheet prepared by
        ---------------------
  Seller, in accordance with Section 9.1 and relating to the Business, as at June 30, 1994.

  1.35 "June 30 Financials".  The June 30 Balance Sheet and the
        ------------------
  income statements with respect to each of the Women's Magazines as well as the Business for the period from January 1, 1994, through and including June 30, 1994. The June 30 Financials will be deli-vered to Buyer on or before August 1, 1994.

  1.36 "Laws".  All laws, rules, regulations, rulings, orders, judg-
        ----
  ments, awards, injunctions, decrees, determinations and other requirements of any court, administrative tribunal or governmental authority, whether federal, state, local or foreign.

  1.37 "Lease Agreement".  Collectively, that certain Lease Agreement
        ---------------
  with respect to the premises at 110 Fifth Avenue and that certain Occupancy Agreement with respect to the premises at 11766 Wilshire Boulevard, Los Angeles, referred to in Section 2.2(c), both in form and substance as set forth in Exhibit 2.2(c)-A and Exhibit 2.2(c)-B
                                ----------------     ----------------
  hereto.

  1.38 "Net Current Assets".  The difference of the current assets
        ------------------
  ("Accounts Receivable-Trade & Others", "Accounts Receivable-Allow-ances", "Inventories", "Other Current Assets") and the current liabilities ("Accounts Payable", "Accrued Payroll", "Other Accrued Expenses") of the Business, in accordance with the format set forth in Exhibit 1.38.
     ------------

  1.39 "Net Current Assets Statement".  A statement, prepared by
        ----------------------------
  Seller, of the Net Current Assets, setting forth the amounts for each of the categories described in Section 1.38, as at June 30, 1994, and to be derived from the June 30 Balance Sheet, in accor-dance with Section 9.1.

  1.40 "Non-Competition Agreement".  The Non-Competition Agreement of
        -------------------------
  Seller referred to in Section 3.1(b)(ii), in form and substance as set forth in Exhibit 3.1(b)(ii) hereto.
               ------------------

  1.41 "NYTCo.".  The New York Times Company.
        ------

  1.42 "Permitted Encumbrances".  Liens for the payment of taxes
        ----------------------
  which are not yet delinquent or the validity of which is being contested in good faith by appropriate actions and statutory liens respecting payments which are not yet delinquent or which are being contested in good faith by appropriate actions.

  1.43 "Pending Work".  All rights of Seller in or to any article,
        ------------
  manuscript, illustration, photograph or other material already commissioned or received from the creator or owner thereof as of the Closing Date, but not yet accepted or rejected by Seller as of the Closing Date.

  1.44 "PI Advertisement".  An advertisement placed or committed for
        ----------------
  placement in an issue of any of the Women's Magazines, for which Seller will receive payment at a fixed or pre-arranged rate multi-plied by the number of responses or inquiries relating to the advertisement.

  1.45 "Publication Rights".  All rights of Seller to the prepara-
        ------------------
  tion, editing, publication and sale of any article, manuscript, illustration, photograph or other editorial and non-editorial material in any issue of the Women's Magazines, whether included in any issue of the Women's Magazines published heretofore or being prepared for publication as of the Closing Date, or subject to contracts with authors, illustrators, artists, photographers or other similar persons and accepted and available for publication in the future issues of the Women's Magazines.

  1.46 "RMMCo.".  Retail Magazines Marketing Company, Inc.
        ------

  1.47 "Savings Plan of Buyer".  A defined contribution Code Section
        ---------------------
  401(k) savings plan similar to the defined contribution 401(k) savings plan maintained by Buyer immediately prior to the Closing.

  1.48 "Savings Plan of Seller".  The NYTCo. Supplemental Retirement
        ----------------------
  and Investment Plan, a defined contribution Code Section 401(k) savings plan.

  1.49 "Seller".  Collectively, NYTCo., FCI and RMMCo.
        ------

  1.50 "Subscriber List".  The database of subscribers to the Women's
        ---------------
  Magazines who are active subscribers as of the date hereof, or former subscribers who were active subscribers at any time after January 1, 1989, which Subscriber List sets forth (i) all subscrip-tions to the Women's Magazines which are active at the Closing Date and the number of all Credit-Suspended Copies, Credit-Cancelled Copies and Arrears attributable to each such subscription, (ii) the expiration dates, by subscriber and on an annual basis, relating to all of such subscriptions, and (iii) the source of business.

  1.51 "Trademarks".  The trademarks and other rights more fully
        ----------
  described in Section 2.1(k).

  1.52 "TDS".  Time Distribution Services, a general partnership, as
        ---
  more fully described in Section 2.1(o).

  1.53 "Transferred Employee".  Any Employee who accepts Buyer's
        --------------------
  offer of employment and otherwise satisfies the conditions of
  Section 6.8(a) hereof, thereby becoming an employee of Buyer.

  1.54 "Women's Magazines".  The magazines and ancillary businesses
        -----------------
  as more fully described in Exhibit 1.54.
                             ------------


                                ARTICLE 2
                            PURCHASE AND SALE

  2.1  Purchase and Sale.  Upon the terms and subject to the provi-
       -----------------
  sions of this Agreement, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller all of the assets, except the Excluded Assets, relating to the Women's Magazines as more fully described in the following (the "Assets"):

       (a) All trade and other accounts, notes and drafts receivable of Seller, net of reserves for bad debts, including receivables attributable to advertising, list rentals and relating to subscrip-tions (net of commissions).

       (b)  All advertising relationships.

       (c) All orders, contracts, commitments and schedules relating to all advertising committed to run in issues of the Women's Magazines for which production is scheduled to close after June 30, 1994. Exhibit 2.1(c) hereto sets forth a list of all such adver-
         --------------
  tising orders as of June 9, 1994.  Seller will update said Exhibit
                                                             -------
  2.1(c) prior to the Closing Date.
  ------

       (d) All of Seller's rights, privileges and options under any contracts, including the Contracts, contract rights, leases, licenses, orders, bids, commitments or other agreements, under-takings or understandings to the extent relating to the Women's Magazines, including without limitation all agency contracts, commitments to authors, illustrators, photographers, publishers and other creators or owners of works which are copyrighted or copy-rightable, and all rights and permissions inuring to the benefit of Seller with respect to any such works (including without limitation standard author's contracts, standard artist's contracts, and forms for licensing such rights to third parties), to the extent that such rights accrued to Seller in the ordinary course of its opera-tions and have not been fully satisfied on, or continue in effect or to accrue after, the Closing Date, as well as all tickets or rights to tickets for sports and entertainment events.

       (e) All of Seller's rights, privileges and options under any United States and foreign copyrights and literary rights (including without limitation in each case all rights to license and distri-bute the same) (the "Copyrights") owned or used by Seller relating to Inventory or to materials of whatever nature or description appearing in any issue of the Women's Magazines (whether or not evidenced by certificates of registration), and all of Seller's right, title and interest with regard to the ownership, renewal, protection, use and exploitation of the same. All certificates of registration will be delivered to Buyer at Closing.

       (f) All of Seller's rights, privileges and options under any manuscripts, photographs, editorial materials, art work, files, illustrations, computer files, compact discs and properties of Seller (including without limitation paper, ink and other printing or publishing supplies) which are (i) properly characterized on the Financial Statements or the June 30 Financials as raw materials, work-in-progress or finished inventory of Seller (the "Inventory"),

  (ii) owned by or in the possession of Seller on the Closing Date, and (iii) properly attributable to the publication of the Women's Magazines and the sale of issues of the Women's Magazines. In addition, the inventory shall include transparencies, slides, paintings, standing type, cuts, plates, engravings, stencils, forms, labels, promotional materials and similar supplies used by Seller in connection with the publication of the Women's Magazines and the sale of issues of the Women's Magazines, as well as all but two (2) copies of each back issue of the Women's Magazines pub-lished after January 1, 1988.

       (g) All orders for new or renewal subscriptions to the Women's Magazines processed by Seller or its fulfillment house on or after the Closing Date, and all revenues related to such orders.

       (h)  The Pending Work.

       (i)  The Publication Rights.

       (j) The records of Seller with regard to the Assets and the Business, including without limitation (i) mailing lists and infor-mation held for use by Seller for development and maintenance of such mailing lists and of the Subscriber List and for promotion of the Business and the fulfillment of Seller's obligations with respect to the Business, (ii) advertising space reservations, advertising insertion orders, records of current and former adver-tisers for issues of the Women's Magazines closed after January 1, 1989 and prospect lists for advertising in the Women's Magazines,
  (iii) list rental files, list rental orders, records of current and previous rentals and prospect lists for list rentals, (iv) all schedules, surveys, exhibits, files, records and data in Seller's possession or control associated with audits, examinations or surveys conducted by or for ABC and by or for BPA, and (v) all other records, files, data or information (including marketing information and market research data) held for use by Seller in connection with the publication of the Women's Magazines and the sale of issues of the Women's Magazines, past, current or pros-pective subscribers to and advertisers in the Women's Magazines, and the operation of the Business.

       (k) Copies of all financial and tax books and records of Seller and of any other books and records that Seller is required by law to maintain, with regard to the Assets and the Business.

       (l) All of Seller's rights in federal, state and foreign trademarks, trade names and logos (including all completed or pending registrations, renewals or applications for registration or renewal of any of them) now or previously owned, used or licensed by Seller in connection with the Women's Magazines, including without limitation the registered trademarks listed on Exhibit
                                                         -------
  2.1(l) hereto (the "Trademarks"), together with the goodwill of the
  ------
  Business associated with the publication of the Women's Magazines and with any such trademarks, trade names or logos. All Trademark registrations and applications therefor will be delivered to Buyer at Closing.

       (m) All of Seller's rights, privileges and options with respect to all software (including spreadsheets), software systems, databases and database systems, whether owned or licensed, which are used in connection with the Business and which reside on those personal computers, networks and desktop publishing computers described in Section 2.1(q), except for software developed by Seller, as to which Seller grants to Buyer a perpetual, non-exclusive license to use such software in connection with the Business. All software is listed on Exhibit 2.1(m).
                                       --------------

       (n)  The Subscriber List.

       (o) All of Seller's rights, privileges and options under that certain Joint Venture Agreement dated as of October 15, 1987, as amended, by and between RMMCo. and TDS Ventures, Inc., including, without limitation, all of RMMCo.'s rights, privileges and options in connection with Time Distribution Services, the general partner-ship created by said agreement ("TDS"), including contract rights, leases, licenses, orders, bids, commitments or other agreements, undertakings or understandings relating to TDS, including without limitation all commitments to and from distributors, and printers, and all rights and permissions inuring to the benefit of RMMCo. and/or Seller with respect to any such products and services, to the extent that such rights accrued to RMMCo. and/or Seller in the ordinary course of their operations and have not been fully satis-fied on, or continue in effect or to accrue after, the Closing Date.

       (p) All office equipment and furnishings of the Business located at Seller's offices in San Francisco, California, Chicago, Illinois, Portland, Maine and Cuyahoga Falls, Ohio.

       (q) All personal computers, computer networks, desktop publishing computers, and file servers located at Seller's offices at 110 Fifth Avenue, New York or at any of Seller's offices set forth in Section 2.1(p), except for the personal computers located at 110 Fifth Avenue, New York, used by Employees listed in Exhibit
                                                             -------
  1.20 whom Seller will continue to employ.
  ----

       (r) Any and all other assets necessary to enable Buyer to continue the Business substantially as conducted by Seller imme-diately before the date hereof.

  2.2  Excluded Assets.  The following assets relating to the
       ---------------
  Business are excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

       (a) All cash, cash equivalents, securities, bank accounts, and insurance policies and rights thereunder.

       (b) All assets disposed of by Seller since January 1, 1994 in the ordinary course of the Business through the Closing Date.

       (c) All interests in real estate and all office equipment and furnishings of Seller located at any office or other facility of Seller, except at those offices identified in Section 2.1(p); provided, however, that Seller will lease to Buyer the offices,
  --------  -------
  office equipment and furnishings located at 110 Fifth Avenue, New York, and 11766 Wilshire Boulevard, Los Angeles, in accordance with the Lease Agreement and the Occupancy Agreement, both in form and substance as set forth in Exhibit 2.2(c)-A and Exhibit 2.2(c)-B
                            ----------------     ----------------
  hereto (collectively, the "Lease Agreement").

       (d) All insurance policies, insurance contracts, and per-formance and surety bonds of or on behalf of Seller (but not performance and surety bonds provided by third parties with respect to contracts assumed by Buyer as part of the Assets), whether or not with private insurance carriers or state governments or agencies thereof, and the premiums, reserves, and deposits attri-butable thereto.

       (e) Any rights in and to the assets of any pension, profit sharing, bonus or employee benefit plan maintained by Seller or any Affiliate thereof in which any Employee is eligible to participate, except to the extent specifically provided in Section 6.8.

       (f) All rights of Seller to any Federal, state or local tax benefit, claim or refund, except to the extent attributable to the Assets.

       (g) All corporate books and records of Seller and its subsi-diaries, and the financial and tax books of Seller and its subsi-diaries, any other books and records that Seller is required by law to maintain, except to the extent specifically provided in Section 2.1(j) and (k).

       (h) Any names and logos which include "The New York Times" or "NYT" in the name and/or logo.

       (i) Any proceeds of pending litigation or counterclaims in litigation in which Seller is the Indemnifying Party, arising from activities of Seller on or before the Closing Date.

  2.3  Execution of Instruments.  Seller will deliver to Buyer at the
       ------------------------
  Closing such bills of sale, assignments and other instruments of assignment and transfer consistent with the terms hereof, in such reasonable and appropriate forms as Buyer shall present to effec-tively convey and transfer, free and clear of all liens, restrictions, mortgages, pledges, security interests or encumbrances of any nature, any of the Assets to be sold, assigned, transferred, or delivered hereunder.

  2.4  Consents to Assignments.  Subject to Section 7.1(c)(v), if any
       -----------------------
  consent to the assignment of any contract or other agreement shall not have been obtained at or prior to the Closing, Seller will cooperate with Buyer, in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including enforcing for the benefit of Buyer any or all rights of Seller against any such third party arising out of the breach thereof by any such third party.

  2.5  Books and Records Assistance.  Each party shall, on the
       ----------------------------
  request of the other party, make available to such other party from time to time on a reasonable basis records and other documents relating to the Assets and to periods prior to the Closing Date. Such records and other documents shall be held by the party in possession of such documents for seven (7) years after the Closing Date and copies shall be delivered to the other party upon such other party's request at any time and at such other party's out-of-pocket expenses. In addition, after the Closing Date, each party shall, at the other party's request, make any of its employees available to the requesting party in connection with any litiga-tion, tax audit, governmental investigation or like matters relat-ing to the Assets or the Business, provided that the requesting party shall pay all reasonable out-of-pocket expenses incurred by the other party in making such employees available.


                                ARTICLE 3
                             CONSIDERATION,
         ASSUMPTION OF LIABILITIES, ALLOCATIONS, APPORTIONMENTS

  3.1  Consideration.
       -------------

       (a) At the execution of this Agreement, Buyer shall pay to Seller a deposit, by wire transfer in immediately available funds, equal to Ten Million Dollars ($10,000,000), which shall be refund-able to Buyer only under the circumstances set forth in Section 8.2(c).

       (b) At Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds:

              (i)     In consideration for the purchase of the
                      Assets, Two Hundred Forty-Six Million Four
                      Hundred Twenty-Six Thousand Dollars
                      ($246,426,000); plus
                                      ----

             (ii) In consideration of Seller's covenant not to compete pursuant to that certain Non-Competi-tion Agreement in form and substance as set forth in Exhibit 3.1(b)(ii) hereto (the "Non-
                               ------------------
                      Competition Agreement"), Forty Million Dollars ($40,000,000).

       (c) At Closing, Buyer shall pay to the Escrow Agent Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000), to be held in accordance with the Escrow Agreement in form and substance as set forth in Exhibit 3.1(c) hereto (the "Escrow Agreement").
                  --------------

       (d) Any payment to be made by Buyer to Seller at Closing shall be subject to any withholding requirements under applicable Law (for example, for purposes of sales taxes).

  3.2  No Assumption of Liabilities.  Except (a) for the current
       ----------------------------
  liabilities to the extent underlying the categories "Allowances" (for returns), "Accounts Payable", "Accrued Payroll" and "Other Accrued Expenses" on the June 30 Balance Sheet, (b) for the obli-gations and liabilities of the contracts assumed by Buyer as part of the Assets and (c) as otherwise expressly provided in this Agreement, Buyer shall not assume, pay, perform, discharge or bear any responsibility whatsoever for any cost, expense, obligation or liability (whether or not in any way related to the publication of the Women's Magazines or the sale of issues of the Women's Maga-zines) arising out of the properties, operations, activities or Employee Plans of the Seller prior to the Closing Date, and Seller shall retain, pay, perform, discharge and continue to bear all responsibility for all such obligations and liabilities.

  3.3  Allocations.  The consideration for the Assets provided herein
       -----------
  (as finally determined pursuant to Article 9) shall be allocated among categories of the assets in accordance with fair market value. The parties shall use their best efforts prior to Closing to reach agreement on a reasonable allocation of the consideration to such categories of assets. Such agreement shall not be a condi-tion of the Closing. If no agreement is reached within thirty (30) days after the Closing Date, Buyer shall have the right to refer such matter to a nationally recognized firm of independent public accountants agreed upon by Buyer and Seller. The determination made by such firm shall be conclusive, binding on, and non-appeal-able by, the parties hereto. The fees and disbursements of such firm of independent public accountants shall be divided and borne equally by Seller and Buyer. Seller and Buyer shall each timely file a Form 8594 with the Internal Revenue Service in connection therewith. For purposes of complying with Section 1060 of the Code, as amended, Seller and Buyer agree to report the transaction contemplated by this Agreement in a manner consistent with such allocation.

  3.4  Closing, Effective Date of Transactions, Apportionments.
       -------------------------------------------------------

       (a) The Closing shall take place at the offices of Walter, Conston, Alexander & Green, P.C., located at 90 Park Avenue, New York, New York 10016, on the Closing Date, or such other location, date and time as Buyer and Seller shall designate in writing. At Closing, all deliveries and other actions shall occur simultane-ously and as part of a single transaction; none of the deliveries and other actions shall be deemed to have occurred until the completion of the entire Closing.

       (b) Except as otherwise provided in this Agreement, all transactions contemplated by this Agreement shall be deemed and treated consummated and shall be given effect as though consummated and occurred on and as of July 1, 1994, and, as of and from July 1, 1994, through the Closing Date, the Business shall have been deemed conducted by Seller on behalf of and for the account of Buyer, and all benefits of the Business shall inure to the Buyer as of and from July 1, 1994.

       (c) From July 1, 1994, through and including the Closing Date, Seller shall continue to record all cash receipts relating to the Business and all cash disbursements directly benefiting the Business, in the normal manner as such cash receipts and cash disbursements have previously been booked and accounted for. No later than two (2) weeks after the Closing Date, Seller shall deliver to Buyer a statement thereof, accompanied by appropriate supporting documentation. Promptly thereafter, Seller shall pay to Buyer any amount by which the cash receipts for said period are greater than the cash disbursements for said period, or Buyer shall pay to Seller the amount by which the cash disbursements for said period are greater than the cash receipts for said period, as the case may be. If, at any time after payment is made pursuant to Seller's determinations, either Seller or Buyer determines that any item included in said statement is inaccurate or that an additional item should be included therein, Buyer and Seller shall thereupon negotiate in good faith to resolve the matter, and an appropriate adjustment and payment shall be made. If either party determines that no resolution can be reached, the matter shall be resolved by a nationally recognized public accounting firm (other than Price Waterhouse and Deloitte & Touche) agreed upon by Buyer and Seller. The determination made by said firm shall be conclusive, binding on, and non-appealable by, the parties hereto. The fees and disbursements of said firm shall be borne one half by Seller and one half by Buyer.

                                ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby warrants and represents that:

  4.1  Corporate Power and Authority.  NYTCo. and RMMCo. are cor-
       -----------------------------
  porations duly organized, validly existing and in good standing under the laws of the State of New York, and FCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. NYTCo., FCI and RMMCo. are duly qualified to transact business as a foreign corporation in the jurisdictions set forth in Exhibit 4.1 hereto. Seller has full,
                             -----------
  complete, and unencumbered capacity, power and authority to carry on its business as it now is being conducted, to own and transfer the Assets, and to execute, deliver and perform its obligations under this Agreement and under all instruments and documents con-templated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of Seller and has been duly executed and delivered by a duly authorized officer thereof.

  4.2  Authorization of Agreement.  The execution, delivery, and
       --------------------------
  performance of this Agreement and the transactions contemplated hereby by Seller constitute valid and binding obligations of Seller enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforce-ability is considered in a proceeding in equity or at law).

  4.3  Consents of Third Parties.  Except as identified in Exhibit
       -------------------------                           -------
  4.3, the execution, delivery and performance of this Agreement by
  ---
  Seller and the consummation of the transactions contemplated hereby do not require any notice to, or the prior or subsequent consent or approval of any third party (other than filings required under the H-S-R Act or under federal or state securities laws), and will not:
  (a) violate any of the provisions of, or result in the acceleration or a default under, any document, instrument or written or unwrit-ten agreement, or any Laws; or (b) result in the termination of any contract, agreement, license, lease, permit or other document or instrument, creating rights of Seller or rights or duties to which Seller is a party or by which it is bound, which relate to the Assets; or (c) create the right in any other person to cause such violation, acceleration, default, or termination; or (d) result in the reversion or transfer of title in all or any of the Assets to any person other than Buyer; or (e) create the right in any other person to cause such reversion or transfer; or (f) result in the creation, attachment or perfection of any lien, charge, encumbrance or security interest upon any of the Assets other than the Permitted Encumbrances.

  4.4  Financial Statements.  The Financial Statements fully, fairly
       --------------------
  and accurately present the financial condition of the Business as at December 31, 1993, and the results of operations thereof for the year then ended, and have been prepared in accordance with gener-ally accepted accounting principles consistently applied. The June 30 Financials shall fully, fairly and accurately present the finan-cial condition of the Business as at June 30, 1994, and the results of operations thereof for the period beginning on January 1, 1994, and ending on June 30, 1994, and shall have been prepared in accor-dance with generally accepted accounting principles consistently applied.

  4.5  Operation Since December 31, 1993.  Except as disclosed in
       ---------------------------------
  Exhibit 4.5 hereto, since December 31, 1993, Seller has: (a) ope-
  -----------
  rated the Business in the ordinary course consistent with past practice; (b) not entered into any transaction that is material to the Business, taken as a whole, except in the ordinary course of business consistent with past practice; (c) not sold or trans-ferred any assets or properties relating to the Business except in the ordinary course of business; (d) not subjected or agreed to subject any of the assets of the Business to any material mortgage, pledge, lien, charge, security interest or other encumbrance other than Permitted Encumbrances; and (e) not granted or agreed to grant any general increase in the rate or rates of salaries, wages, benefits, perquisites or other compensation to the employees, independent contractors or agents of Seller engaged in the Business, or any specific increase in such compensation to any such person.

  4.6  The Assets.  Except as may be disclosed on Exhibit 4.6 or any
       ----------                                 -----------
  other Exhibit hereto, Seller is the owner of the Assets, and Buyer
        -------
  will receive good and marketable title to the Assets, free and clear of any lien, charge, encumbrance or security interest upon any of the Assets. The Inventory of the Business as reflected in the Financial Statements was valued at the lower of actual cost on a "first in, first out" basis or market, and reserves for obsolete and doubtful value inventory have been properly established, in accordance with Seller's existing accounting policies and with generally accepted accounting principles, consistently applied.

  4.7  Litigation and Compliance with Law.  Except as may be dis-
       ----------------------------------
  closed on Exhibit 4.7 hereto, there is no action (at law or in
            -----------
  equity), arbitration, suit, proceeding, claim, governmental proceeding or investigation, or litigation of any kind now pen-ding, existing or, to the knowledge of Seller, threatened against Seller or the Business or other assets of Seller (whether with respect to the validity or enforceability of this Agreement, any action or transaction contemplated hereby, or otherwise) which could affect the Business. The Business, Assets and business prac-tices of Seller with respect to the Business are not in default under or in violation of any applicable Laws (including any interpretations of any of the Laws binding upon the Seller with respect to the Business) including, without limitation, Laws in respect of taxes, the environment, securities, health and safety, employment and labor and Employee Plans, except to the extent where any breach or violation of any Laws would not, individually or in the aggregate, have a material adverse effect. Seller has received no notice (whether addressed to Seller, any of its officers or directors, or otherwise) alleging any such default or violation. All material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the Business have been duly obtained by Seller and are in full force and effect, and there are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any such permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals.

  4.8  Subscriber List.  The Subscriber List is true and complete,
       ---------------
  and accurately reflects the name, last known address, paid status and applicable expiration date of each past or current subscriber to any of the Women's Magazines. The Subscriber List also shows the expiration dates for all active subscriptions on an annual basis and the source of business. Seller has at all times during its conduct of the Business followed consistent practices generally accepted in the publishing industry as applied by ABC or by BPA, as the case may be.

  4.9  Contracts.  Exhibit 1.16 lists, to the best of Seller's
       ---------   ------------
  knowledge, after due investigation by Seller's Legal Department and on the basis of information supplied by certain of Seller's executives, all Contracts to which Seller is a party or by which it is bound. True, complete and accurate copies of all Contracts listed on Exhibit 1.16 have heretofore been delivered or made
            ------------
  available to Buyer. Seller is not in default (and is not, as of the Closing Date, availing itself of a specified grace period prior to default under any of the Contracts and, to the knowledge of Seller, none of the respective other parties to the Contracts is in default thereunder (and is not, as of the Closing Date, availing itself of a specified grace period prior to default).

  4.10 Employment and Labor Matters.  Exhibit 4.10 sets forth, as of
       ----------------------------   ------------
  the date of this Agreement, a list of all Employees including the name, date of birth, date of hire, total annual compensation and employment status (active, on layoff, disabled, or on leave of absence). Seller has not engaged in any unfair labor practice, unjust dismissals or employment discrimination with respect to current or former employees of the Business which could result in a material liability to Buyer, and there are no labor disputes existing or, to the knowledge of Seller, threatened against Seller with respect to current or former employees of the Business which could result in a material liability to Buyer.

  4.11 Employee Plans.  Exhibit 4.11 lists all Employee Plans and
       --------------   ------------
  further identifies all independent contractors of the Business, if any, participating in any Employee Plan. A true and complete copy or a description of the material terms of all Employee Plans has been delivered to Buyer. Except as set forth in Exhibit 4.11 or as
                                                   ------------
  required by COBRA, no Employee Plan provides post-employment welfare benefits. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a plan to which the provisions of Section 413(c) of the Code or Section 4063 or 4064 of ERISA apply.

  4.12 Intellectual Property and Publication Rights.  Except as set
       --------------------------------------------
  forth in Exhibit 4.12, Seller has or has acquired the full and
           ------------
  unencumbered right, title and interest or license in and to, and the sole and exclusive right and authority to hold, use, protect and exploit all of the Publication Rights, Trademarks and Copy-rights and all other intellectual property necessary for the conduct of the Business as now conducted. The use by Seller of the Publication Rights, Trademark, Copyright or other intellectual property does not conflict with, infringe upon or violate any trademark, service mark, trade name, logo, copyright or other intellectual property, or right to use the same, of any third party, and no proceedings have been instituted or, to the knowledge of Seller, threatened alleging any such infringement. Except as set forth in Exhibit 4.12, to the knowledge of Seller, no third
               ------------
  party infringes upon any of the Trademarks or Copyrights. No interference action or other judicial or adversary proceeding concerning any of the Trademarks or Copyrights has been initiated and, to the knowledge of Seller, no such action or proceeding is threatened. All copies of all issues of the Women's Magazines and of all copyrighted or copyrightable material therein have and have had proper copyright notices affixed thereto.

  4.13 Taxes.
       -----

       (a) With respect to the operation of the Business, Seller has filed or will have filed on a timely basis all required tax returns, reports and declarations in connection with any federal, state or local tax required to be filed, and Seller has or will have timely paid all required taxes.

       (b) Seller has paid to the proper authorities all customs, duties and similar or related charges required to be paid by it in connection with the Inventory resulting from any importation thereof into the United States.

       (c) None of the Assets is subject to any lien, other than Permitted Encumbrances, in favor of the United States pursuant to
  Section 6321 of the Code for nonpayment of federal taxes, or any lien, other than Permitted Encumbrances, in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state or local law.

  4.14 Advertising Commitments.  Except as disclosed in Exhibit
       -----------------------                          -------
  2.1(c), Seller has not made any firm commitments for advertising in
  ------
  the Women's Magazines at rates which are below those published in the current rate cards for the Women's Magazines for which produc-tion is scheduled to close after June 30, 1994. Except as dis-closed in Exhibit 4.14, Seller has not entered into any commitments
            ------------
  for PI Advertisements or for advertising accepted on a Barter basis for advertising in the Women's Magazines.

  4.15 Subscription Commitments.  Except as disclosed in Exhibit
       ------------------------                          -------
  4.15, Seller has not made any commitments or entered into any
  ----
  agreements, undertakings or understandings for new or renewal subscriptions to the Women's Magazines at rates below those set forth in Exhibit 4.15.
           ------------

  4.16 No Finder or Broker.  Seller has not employed or utilized the
       -------------------
  services of any broker, finder or similar agent or representative in connection with this Agreement or any transaction contemplated hereby.

  4.17 No Misleading Statements.  The representations, warranties and
       ------------------------
  Exhibits of Seller contained in or attached to this Agreement do
  --------
  not contain any untrue statements of fact and do not omit the dis-closure of any fact to Buyer, with the purpose or effect of making any such representation, warranty or Exhibit misleading, or which
                                       -------
  might reasonably be expected to materially adversely affect the Assets or Business or financial condition and operations of the Business or the Buyer's enjoyment and exploitation of the same. Copies of any documents furnished by or on behalf of Seller are accurate and complete copies of the originals of such documents, including any amendments or modifications thereto.

  4.18 Insurance.   A list of all insurance policies covering the
       ---------
  Business, and other valid insurance policies, or binders held by Seller on behalf of the Business policies showing the name of the insurer, the liabilities covered and the amount of coverage there-under, is set forth in Exhibit 4.18 hereto.
                         ------------

  4.19 Related-Party Transactions, Conflicts.  Except as disclosed in
       -------------------------------------
  Exhibit 4.19, Seller does not owe any amount to, or have any con-
  ------------
  tract with or commitment to, any Affiliate or any officer, direc-tor, or consultant of Seller or any Affiliate, in any way with respect to the Business. No Affiliate, director, officer, employee, or shareholder of Seller has any direct or indirect ownership, profit participation, or other interest in business enterprises (a) with which Seller has had material purchases or sales, or (b) with which Seller otherwise conducts business, or (c) with which Seller is in competition, or (d) which owns or controls any real or personal property used by Seller, in each case with respect to the Business.

  4.20 Transfer of Assets.  The Assets to be sold by Seller to Buyer
       ------------------
  pursuant to this Agreement are currently in the possession or con-trol of Seller, and shall, along with the Ancillary Agreements, be sufficient to enable Buyer to continue the Business and have the enjoyment of the same substantially as conducted and enjoyed by Seller immediately before the Closing Date. Except as disclosed in
  Exhibit 4.20, and except for the Excluded Assets, Seller shall not,
  ------------
  after Closing, have retained any assets or properties or interests therein relating to the Assets or the Business.

  4.21 Accounts Receivable.   From and including January 1, 1994,
       -------------------
  through and including the Closing Date, Seller has not changed its normal circulation, billing, collection, operating and renewal procedures or policies, and has not collected, or entered into any formal or informal agreement or understanding or instituted any official or unofficial policy relating to collection of, any receivables by any accelerated method (including without limitation discounting or factoring thereof) or by any method which deviates from Seller's normal collection practices employed in the normal course of its business.

  4.22 Pending Work.  Buyer is acquiring all rights to accept or
       ------------
  reject any Pending Work and, if accepted, to edit and publish the same in issues of the Women's Magazines to be published after the Closing Date.

  4.23 Representations Exclusive.  Except for the representations and
       -------------------------
  warranties contained in this Article 4 (including the Exhibits
                                                        --------
  thereto), neither Seller nor any other person makes any represen-tation or warranty, express or implied, and Seller hereby disclaims any such representation or warranty, whether by Seller or by any of its officers, directors, employees, agents or representatives or any other person, with respect to this Agreement or the transac-tions contemplated hereby.


                                ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE BUYER

       Buyer hereby warrants and represents that:

  5.1  Power and Authority.  Buyer is a general partnership duly
       -------------------
  organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has full, complete, and unencum-bered capacity, power and authority to carry on its business as it now is being conducted, to own and have transferred to it the Assets, to carry on the Business, and to execute, deliver and perform its obligations under this Agreement and under all instruments and documents contemplated hereby. Buyer has duly and timely taken all actions required by law or its constitutive docu-ments in order to so execute, deliver and perform.

  5.2  Authorization of Agreement.  The execution, delivery and per-
       --------------------------
  formance of this Agreement by Buyer have been duly authorized by all necessary partnership action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  5.3  Consents of Third Parties.  The execution, delivery and
       -------------------------
  performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not require any notice to, or the prior or subsequent consent or approval of any third party (other than filings required under the H-S-R Act.)

  5.4  No Finder or Broker.  Buyer has not employed or utilized the
       -------------------
  services of any broker, finder or similar agent or representative in connection with this Agreement or any transaction contemplated hereby.


                                ARTICLE 6
                 FURTHER AGREEMENTS OF SELLER AND BUYER

  6.1  Access, Confidentiality.
       -----------------------

       (a) From the date hereof through and including the Closing Date, Seller shall afford to Buyer and its officers, employees, counsel, accountants, actuaries and other representatives reason-able access to all properties, books, records and other documents of Seller in its possession or under its control, and shall furnish to Buyer such information about Seller and the Assets and the Business and copies of documents in the possession of Seller or under its control as Buyer or its representatives reasonably may request.

       (b) Prior to the Closing Date, Buyer shall, and shall cause its officers, employees, counsel, accountants, and other representatives to, keep confidential and not divulge to third parties any such information regarding the Business, and to use such information only for the purpose of completing the transaction contemplated hereby. In the event the transactions contemplated by this Agreement are not consummated, Buyer shall return to Seller all books, records and other documents of Seller relating to the Business, and Buyer shall, and shall cause its officers, employees, counsel, accountants, and other representatives to, keep confidential and not use or divulge to third parties any such information regarding the Business.

  6.2  Operation in Ordinary Course.  From the date hereof through
       ----------------------------
  and including the Closing Date, Seller shall: (a) conduct the Business only in the ordinary course and in substantially the same manner as conducted at the date hereof; (b) use reasonable efforts to preserve the Business and its organization intact, and to preserve its favorable relations with its officers, employees, consultants, sales agents, representatives, customers, suppliers and others having business relations with it; (c) comply with all applicable Laws; and (d) not enter into, amend in any material respect, or terminate any material contract (including, without limitation, paper contracts or contracts with a term of longer than three (3) months), agreement, understanding, undertaking or commit-ment relating to the Assets or the Business, through and including June 30, 1994, without prior consultation with Buyer, and from July 1, 1994, through and including the Closing Date, without the prior written consent of Buyer.

  6.3  Taxes on Bulk Sales.  Promptly following the execution and
       -------------------
  delivery of this Agreement, Buyer shall send a notice in the manner required under Section 537.2(b)(1) of the regulations pertaining to the Tax Law of the State of New York or any other applicable state or local law. Seller shall promptly furnish Buyer with all required information, and shall otherwise cooperate fully with Buyer, so as to permit Buyer to duly and timely make the filings.

  6.4  Other Action.  Each of the parties shall use its best efforts
       ------------
  to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the sale and purchase under this Agreement.

  6.5  Regulatory and Other Authorizations.  Seller and Buyer agree
       -----------------------------------
  to use their respective best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement, and will cooperate fully with each other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, as soon as practicable, Seller and Buyer shall each make an appropriate filing of a Notification and Report Form pursuant to the H-S-R Act. Each such filing shall request early termination of the waiting period imposed by the H-S-R Act.

  6.6  Publicity.  During the period from the date of this Agreement
       ---------
  to the Closing Date, neither party hereto shall, nor shall permit its respective subsidiaries, directors, officers, employees, authorized agents, advisors or representatives to, issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Notwith-standing the foregoing, neither party hereto shall be prevented at any time from furnishing any required information to any govern-mental agency or authority or from complying with its legal obliga-tions.

  6.7  Further Action.  Seller and Buyer shall execute such documents
       --------------
  and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby at or after the Closing to evidence the consum-mation of the transaction contemplated pursuant to this Agreement. Upon the terms and subject to the conditions hereof, Seller and Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

  6.8  Employment Matters, Employee Plans.
       ----------------------------------

       (a) On the Closing Date, Seller shall deliver to Buyer revised Exhibits 4.10 and 4.11 to reflect changes which occur after
          ----------------------
  the date hereof, through the Closing Date. On or prior to the Closing Date, Buyer shall offer employment to Employees on the date of this Agreement at substantially the same rate of salary, wages and/or commissions and, to the extent practicable, for the same job position as each had with Seller immediately prior to the Closing; provided, however, that Buyer may condition such offer of employ-
  --------  -------
  ment on (i) any such Employee continuing to be an Employee on the Closing Date, and (ii) Seller not having given notice to any such Employee prior to the Closing Date that such Employee's employment shall be terminated; and, further provided, that no Employee who is
                            ------- --------
  on layoff or leave of absence (including disability) on the Closing Date shall become a Transferred Employee, unless and until such Employee returns to active employment with the Business. Buyer shall not offer employment to those employees identified in Exhibit
                                                              -------
  1.20 for a period of one (1) year following the Closing Date,
  ----
  unless Buyer has been approached by any employee identified in
  Exhibit 1.20 or Seller has terminated any such employee's employ-
  ------------
  ment. Seller, at its sole expense, shall make the services of employees so identified in Exhibit 1.20 available to Buyer as
                             ------------
  reasonably requested for a period of not less than three (3) months following the Closing Date; provided, however, that such employees
                              --------  -------
  continue to be employed by Seller. Buyer shall offer Transferred Employees coverage with immediate eligibility under (i) Savings Plan of Buyer, and (ii) a group medical plan covering claims incurred after the Closing Date without a pre-existing condition limitation and providing benefits and coverage to Transferred Employees (and their eligible dependents) on terms that are sub-stantially similar to such benefits, coverage and terms currently provided to employees under Buyer's current medical plan. Except as provided in Section 6.8(c), nothing herein shall restrict Buyer in the future in the exercise of its independent business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to Transferred Employees.

       (b) At the time of the announcement that a sale of the Business is pending, Seller shall offer all full-time employees performing services in connection with the Business a stay-on bonus, payable at the Closing Date, in an amount and containing such terms and conditions as Seller reasonably believes will insure that the headcount and composition of Employees on the Closing Date shall materially remain the same as on the date of this Agreement.

       (c) On or prior to the Closing Date, Buyer shall establish and provide Seller a copy of a severance plan substantially iden-tical to Seller's severance plan which is annexed hereto as Exhibit
                                                              -------
  6.8(c) covering all Transferred Employees.  Such severance plan
  ------
  established by Buyer (i) shall be effective for a period of not less than two (2) years commencing on the day following the Closing Date, and (ii) shall credit Transferred Employees with service with Seller credited under Seller's severance plan on the Closing Date. Notwithstanding the foregoing, Buyer's severance plan shall not provide for the payments of severance compensation (i) to the extent such compensation is not deductible under Section 280G of the Code, or (ii) to Employees who do not accept Buyer's offer of employment or who are notified of their termination of employment by Seller on or prior to the Closing Date to be effective following the Closing Date.

       (d) Seller shall amend, if necessary, the Savings Plan of Seller so as to provide for the availability of a lump sum distribution of the accrued vested benefits of Transferred Employees as a result of the sale of the Business, to the extent permitted by and in accordance with the Code. Buyer shall adopt or amend, at no cost to Seller, the Savings Plan of Buyer effective as soon as administratively feasible following the Closing Date, which shall include provisions for granting credit for service with Seller for eligibility and vesting purposes, and to allow for the acceptance of direct and regular rollover contributions in liquid funds. The Savings Plan of Buyer shall not be required to include a Seller stock fund as an investment option nor shall any contribu-tions required to be made to Savings Plan of Buyer be invested in Seller stock.

       (e) Buyer shall not assume any Employee Plan or liability or obligation under any Employee Plan, whether or not disclosed under this Agreement or in any Exhibit. Buyer shall not assume and Seller shall retain, and Seller shall indemnify and hold Buyer harmless from and against, all liabilities and claims which may be brought (i) by current or former employees of the Business (or their respective dependents and beneficiaries) in connection with
  (A) their employment with Seller or (B) any Employee Plan, includ-ing without limitation any liability for payment of any claim under any Employee Plan or that was incurred under the terms of such Employee Plan or that otherwise arose as a result of events or conditions occurring on or prior to the Closing Date, or (ii) by current or former independent contractors of the Business (or their respective dependents and beneficiaries) in connection with (A) any challenge to their classification as an independent contractor or
  (B) any Employee Plan, including without limitation any liability for payment of any claim under any Employee Plan that was incurred under the terms of such Employee Plan or that otherwise arose as a result of events or conditions occurring on or prior to the Closing Date.

       (f) Seller shall be responsible and retain all liability, if any, for, and Buyer shall have no responsibility or liability for, giving notification of and providing health care continuation coverage to current or former employees of the Business and other "qualified beneficiaries" within the meaning of and as required by COBRA, and shall indemnify and hold Buyer harmless against any liability arising out of Seller's failure to comply with COBRA; provided, however, that Buyer shall be responsible and liable for
  --------  -------
  and Seller shall have no responsibility or liability for, giving notification and providing COBRA continuation coverage to any Transferred Employee in connection with any Buyer's group medical plan as a result of events occuring after the Closing Date.


                                ARTICLE 7
                     CONDITIONS PRECEDENT TO CLOSING

  7.1  Conditions Precedent to Buyer's Obligation to Close.  All of
       ---------------------------------------------------
  the following shall be conditions precedent to Buyer's obligations to consummate the transactions contemplated by this Agreement:

       (a)  Bring Down.  Each of the representations and warranties
            ----------
  of Seller contained in this Agreement shall have been true, accurate, complete and not misleading in all material respects on the date hereof, and as of the Closing Date as though made on and as of the Closing Date.

       (b)  No Default.  Seller shall not be in default with respect
            ----------
  to any obligation, covenant, promise, agreement or undertaking of Seller pursuant to this Agreement to be performed prior to the Closing Date.

       (c)  Deliveries.  On or before the Closing Date, Seller shall
            ----------
  have delivered to Buyer the following documents, each of which shall be in a form reasonably satisfactory to Buyer and its counsel and shall be dated as of the Closing Date:

              (i)     Officer's Certificate.  Certificates executed
                      ---------------------
  by an officer of Seller certifying as to the due authorization and approval of this Agreement and of the transactions contemplated hereby.

             (ii)     Certificate of Fulfillment of Conditions.  A
                      ----------------------------------------
  certificate executed by an officer of Seller, certifying as of the Closing Date to the fulfillment of the conditions set forth in
  Section 7.1(a) and (b).

            (iii)     Certificate of Good Standing.  With respect to
                      ----------------------------
  NYTCo. and RMMCo., a certificate of good standing of the Secretary of State of the State of New York, and with respect to FCI, a certificate of good standing of the Secretary of State of the State of Iowa, in each case issued no earlier than ten (10) days prior to the Closing Date, certifying as to the good standing of Seller and its prior satisfaction of all tax liabilities to the States of New York and Iowa, respectively.

             (iv)     Opinion of Counsel.  The favorable opinion of
                      ------------------
  Seller's assistant general counsel, in the form of Exhibit
                                                     -------
  7.1(c)(iv)  hereto.
  ----------

              (v)     Consents of Third Parties.  All required
                      -------------------------
  consents of and filings with third parties, if any are required, including, without limitation (A) the consent or approval of any governmental or other regulatory agencies, domestic or foreign, and
  (B) any and all other consents or approvals, which aforementioned consents or approvals are required to be obtained and received or made by or on the part of Seller for the execution and delivery of this Agreement and the consummation of the transactions contem-plated hereby.

             (vi)     The Ancillary Agreements, duly executed by
                          --------------------
  Seller.

       (d)  Government Action.  The applicable waiting period under
            -----------------
  the H-S-R Act shall have expired or shall have been earlier termi-nated, and no injunction or other similar order shall have been entered prohibiting or restricting the consummation of the trans-actions contemplated by this Agreement.

       (e)  Review by Counsel.  All proceedings to be taken in
            -----------------
  connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be reasonably satisfactory in form and substance to Buyer's general counsel.

       (f)  No Casualty.  Neither the Assets nor the Business, taken
            -----------
  as a whole, shall have suffered any material and adverse effect as a result of fire, explosion, earthquake, flood, drought, accident, Act of God, force majeure, riot or activity of armed forces or of
              ----- -------
  the public enemy, requisition or taking of property, directly or indirectly, by any governmental authority or any other casualty or similar event (whether or not covered by insurance).

       (g)  Consummation Documents.  Seller shall have delivered to
            ----------------------
  Buyer, on or before the Closing Date, such bills of sale, endorse-ments, assignments, subleases and other good and sufficient instruments of conveyance and transfer, satisfactory in form and substance to Buyer and its counsel, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Assets.

       (h)  No Litigation.  There shall not be in effect any investi-
            -------------
  gation, suit, action or other proceeding pending or threatened before any court of competent jurisdiction or governmental agency or administrative tribunal which, in the reasonable opinion of Buyer's general counsel, is likely to result in the restraint, prohibition, or the obtaining of substantial damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

       (i)  Supervisory Boards Consents.  Buyer shall have obtained
            ---------------------------
  the approval to the transactions contemplated by this Agreement of the supervisory boards (Aufsichtsrate) of Gruner + Jahr AG & Co., Hamburg, and of Bertelsmann AG, Gutersloh.

  7.2  Conditions Precedent to Seller's Obligation to Close.  All of
       ----------------------------------------------------
  the following shall be conditions precedent to Seller's obligations to consummate the transactions contemplated by this Agreement:

       (a)  Bring Down.  Each of the representations and warranties
            ----------
  of Buyer contained in this Agreement shall have been true, accurate, complete and not misleading in all material respects on the date hereof, and as of the Closing Date as though made on and as of the Closing Date.

       (b)  No Default.  Buyer shall not be in default with respect
            ----------
  to any obligation, covenant, promise, agreement or undertaking of Buyer pursuant to this Agreement.

       (c)  Deliveries.  On or before the Closing Date, Buyer shall
            ----------
  have delivered to Seller the following documents, each of which shall be dated as of the Closing Date:

              (i)     Partner's Certificate.  Certificates executed
                      ---------------------
  by a partner of Buyer certifying as to the due authorization and approval of this Agreement and of the transactions contemplated hereby.

             (ii)     Certificate of Fulfillment of Conditions.  A
                      ----------------------------------------
  certificate executed by a partner of Buyer certifying as of the Closing Date to the fulfillment of the conditions set forth in
  Section 7.2(a) and (b).

            (iii)     Opinion of Counsel.  The favorable opinion
                      ------------------
  of Buyer's general counsel, in the form of Exhibit 7.2(c)(iii)
                                             -------------------
  hereto.

             (iv)     Consents of Third Parties.  All required
                      -------------------------
  consents of and filings with third parties, if any are required, including, without limitation, (A) the consent or approval of any governmental or other regulatory agencies, domestic or foreign, and
  (B) any and all other consents or approvals, which aforementioned consents or approvals are required to be obtained and received or made by or on the part of Buyer for the execution and delivery of this Agreement and the consummation of the transactions contem-plated hereby.

              (v)     The Ancillary Agreements, duly executed by
                          --------------------
  Buyer.

       (d)  Government Action.  The applicable waiting period under
            -----------------
  the H-S-R Act shall have expired or shall have been earlier termi-nated, and no injunction or other similar order shall have been entered prohibiting or restricting the consummation of the transac-tions contemplated by this Agreement.

       (e)  Review by Counsel.  All proceedings to be taken in con-
            -----------------
  nection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be reasonably satisfactory in form and substance to Seller's general counsel.

       (f)  Payment.  Buyer shall have made the payments in accor-
            -------
  dance with Section 3.1(b) and (c) hereof.


                                ARTICLE 8
                               TERMINATION

  8.1  Termination.
       -----------

       (a) This Agreement may be terminated at any time prior to the Closing by the mutual consent of Seller and Buyer.

       (b) This Agreement may be terminated by Buyer: (i) at any time prior to the Closing, if Seller shall have failed to comply in any material respect with any of its covenants or agreements con-tained in this Agreement and such failure or its effects shall be continuing, or if any one or more of the representations or warran-ties of Seller contained in this Agreement shall prove to have been materially inaccurate when made; or (ii) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing shall not have been fulfilled.

       (c) This Agreement may be terminated by Seller: (i) at any time prior to the Closing, if Buyer shall have failed to comply in any material respect with any of its covenants or agreements con-tained in this Agreement and such failure or its effects shall be continuing, or if any one or more of the representations or warran-ties of Buyer in this Agreement shall prove to have been materially inaccurate when made; (ii) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing shall not have been fulfilled.

       (d) This Agreement may be terminated by either party if the Closing shall not have taken place by September 30, 1994, or such later date as Buyer and Seller have agreed in writing.

  8.2  Effect of Termination.  In the event of the termination of
       ---------------------
  this Agreement as provided in Section 8.1:

       (a) This Agreement will become void and of no further force and effect, except for the provisions of (i) Section 11.1 relating to certain expenses, (ii) Section 6.1(b) relating to confidentia-lity, (iii) Section 6.6 relating to publicity, and (iv) this
  Section 8.2.

       (b) Nothing in this Section 8.2 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or any failure by such party to perform its obligations thereunder or hereunder. Nothing in this Section 8.2 or elsewhere in this Agreement shall impair the right of either party to pursue all legal remedies for breach of contract and damages or to compel specific performance by the other party of its obligations hereunder.

       (c) The deposit pursuant to Section 3.1(a) shall be for-feited; provided, however, that the parties hereto expressly agree
          --------  -------
  that in the event of termination of this Agreement (i) by mutual consent of Seller and Buyer, (ii) by Buyer, for the grounds pro-vided in Clause (i) of Section 8.1(b) or if the conditions pursuant to Section 7.1(a), (b), (c), (d), (f), (g), and/or (h) shall not have been fulfilled, or (iii) by Seller, if the conditions pursuant to Section 7.2(c)(iv) and (v) and (d) shall not have been ful-filled, said deposit shall be refunded by Seller to Buyer in full, in cash, no later than eight (8) days after the date the notice of termination shall become effective.

  8.3  Further Provisions.  Termination by any party in accordance
       ------------------
  with any provision of Section 8.1 shall be effective immediately upon the giving of written notice thereof.

                                ARTICLE 9
               JUNE 30 BALANCE SHEET, NET CURRENT ASSETS
                        STATEMENT AND ADJUSTMENTS

  9.1  June 30 Balance Sheet, Net Current Assets Statement.
       ---------------------------------------------------

       (a) As of the close of business on June 30, 1994, Seller will take a physical count of the Inventory of Seller, wherever located, as of the close of business on June 30, 1994. Such physical count will be observed by Buyer or Buyer's representatives. Any remain-ing portion of Inventory in transit or on consignment shall be determined by confirmation methods consistent with prior practice or as may be otherwise mutually agreed by Buyer and Seller.

       (b) On or before August 1, 1994, Seller shall deliver to Buyer (i) the June 30 Balance Sheet and (ii) the Net Current Assets Statement, each represented on behalf of Seller by its Chief Financial Officer to have been prepared in accordance with generally accepted accounting principles consistently applied, including without limitation the treatment of deferrals and accruals, as well as the principles set forth in Section 9.1(c) through (f), and reflecting the physical count pursuant to Section 9.1(a), and all workpapers relating to the June 30 Balance Sheet and the Net Current Assets Statement.

       (c) The accounts receivable of the Business reflected on the Net Current Assets Statement will (i) represent bona fide indebted-ness incurred by the applicable account debtors, net of reserves for bad debt, (ii) be subject to no prior assignment, lien or security interest and (iii) be subject to no set-off or deduction. The accounts receivable at June 30, 1994, shall not include any amounts attributable to Credit-Suspended Copies, Credit-Cancelled Copies or PI Advertisements.

       (d) The Inventory reflected on the Net Current Assets State-ment will be valued at the lower of actual cost on a "first in, first out" basis or market, and reserves for obsolete and doubtful value inventory will be properly established, in accordance with Seller's existing accounting policies and with generally accepted accounting principles, applied on a basis consistent with the principles of accounting used in connection with the Financial Statements. Subject to said reserves, such Inventory will be in all material respects of a quality and quantity usable in the ordinary course of the Business.

       (e) The "Other Current Assets" of the Business reflected on the Net Current Assets Statement shall not include items that will not directly benefit the Business following June 30, 1994, for example, prepaid property taxes, prepaid real estate commissions or other real or personal property taxes. The "Accounts Payable" of the Business reflected on the Net Current Assets Statement shall not have resulted from obligations that have not directly bene-fitted the Business prior to June 30, 1994. The "Accrued Payroll" of the Business reflected on the Net Current Assets Statement shall be comprised of all accrued payroll and vacation pay owed by Seller to current and former employees of the Business for all services rendered through June 30, 1994, consistent with the treatment under the Financial Statements.

       (f) In the event that Buyer in good faith shall disagree with the Net Current Assets Statement, Buyer shall notify Seller of all items with which it disagrees within four (4) weeks of receipt by Buyer of the June 30 Balance Sheet. Buyer and Seller shall there-upon negotiate in good faith to resolve any such disagreement. If after an additional four (4) weeks after the initial four (4) week period no resolution is reached, such disagreement shall be resolved by a nationally recognized public accounting firm (other than Price Waterhouse and Deloitte & Touche) agreed upon by Buyer and Seller. Said firm shall consider only those items as remain unresolved between Buyer and Seller. The determination made by said firm shall be conclusive, binding on, and non-appealable by, the parties hereto. The fees and disbursements of said firm shall be borne one half by Seller and one half by Buyer.

  9.2  Adjustments to Consideration.
       ----------------------------

       The consideration for the sale of the Business shall be adjus-ted and (a) Seller shall pay to Buyer the amount, if any, by which the Net Current Assets, as shown on the Net Current Assets State-ment (as adjusted in accordance with Section 9.1(f)), are less than Forty Million One Hundred and One Thousand Dollars ($40,101,000), or (b) Buyer shall pay to Seller the amount, if any, by which the Net Current Assets, as shown on the Net Current Assets Statement (as adjusted in accordance with Section 9.1(f)) are greater than Forty Million One Hundred and One Thousand Dollars ($40,101,000).

  9.3  Post Closing Collection of Receivables.
       --------------------------------------

       (a) Following Closing, Buyer shall collect the accounts receivable reflected on the Net Current Assets Statement (as adjusted in accordance with Section 9.1(f)), as they become due and payable. The collected amounts shall be applied and accounted for by Buyer with respect to each account receivable first to interest and then to the principal, and among several accounts receivable of the same debtor, first to the one with the oldest due date, unless otherwise specified by the debtor. Buyer's obligations shall be limited to the collection efforts generally followed by it in the collection of its own accounts receivable but need not include the use of, or the threat to use, a collection agency or the commence-ment of litigation. During the time this Section 9.3 remains operative, Buyer will render to Seller reasonably detailed written collection reports respecting the accounts receivable within three

  (3) weeks following the end of each calendar month and notify
  Seller if any account receivable has been disputed by the account debtor.

       (b) At the date five (5) months after the Closing Date, Buyer shall have the option to require Seller to purchase back from Buyer any account receivable reflected on the Net Current Assets State-ment (as adjusted in accordance with Section 9.1(f)) that remains uncollected at that time, for the full face amount thereof and Buyer shall turn over to Seller all such accounts receivable. Upon purchase by Seller of any such uncollected accounts receivable, Buyer shall have no further rights herein or thereto and Seller shall thereafter be solely responsible for the collection thereof. Seller shall only utilize ordinary collection procedures and make best efforts to avoid unnecessary disruptions of Buyer's Business.

       (c) Buyer shall not incur any liability of any kind whatso-ever to Seller with respect to the collection of the accounts receivable except for Buyer's willful misconduct, and Seller shall indemnify Buyer with respect to any liability arising from such collection activities pursuant to the provisions of Article 12.


                               ARTICLE 10
                                 ESCROW

       The Escrow Balance shall be held by the Escrow Agent for purposes of claims of Buyer on the basis of Seller's obligations under Sections 3.4(c), 9.2 and 9.3 and released by the Escrow Agent pursuant to the Escrow Agreement. Upon exhaustion of the Escrow Balance, Buyer may seek payments for its claims directly from Seller. The Escrow Balance shall be in place for a period, and the Escrow Agreement shall have a term, of the longer of five (5) months after the Closing Date or until the date of any resolution of any disagreement with respect to the June 30 Balance Sheet becoming effective and binding pursuant to Section 9.1(f) and until the adjustments to the consideration have been made pursuant to
  Section 9.2.


                               ARTICLE 11
                          ADDITIONAL COVENANTS

  11.1 Expenses.  Except as otherwise provided in this Agreement, all
       --------
  legal and accounting costs and fees of Seller in connection with the execution and consummation of this Agreement shall be borne and paid for by Seller, and all legal, accounting and other costs and fees of Buyer in connection with the execution and consummation of this Agreement shall be borne and paid for by Buyer, and neither party hereto shall have any obligation or liability after the

  Closing Date for any such costs and fees attributable to services rendered to the other, except as otherwise provided in this Agree-ment.

  11.2 Certain Taxes.  Buyer shall be responsible for all sales,
       -------------
  transfer, registration, recording and similar taxes and fees assessed or payable in connection with the transfer by Seller to Buyer of the Assets and the Business. Seller shall be responsible for all income and/or gains taxes assessed or payable in connection with the transfer by Seller to Buyer of the Assets and the Busi-ness.

  11.3 Names and Logos.
       ---------------

       (a) Seller hereby agrees that it will not use, or permit the use by any of its Affiliates of, the names or logos of any of the Women's Magazines, or any name or logo which may reasonably be expected to be confused with the names or logos of the Women's Magazines, on or in connection with any other publication, asset or activity of Seller at any time after the Closing Date.

       (b) Except for incidental use immediately following Closing, Buyer hereby agrees that it will not use, or permit the use by any of its Affiliates of, the names or logos of Seller, or any name or logo which may reasonably be expected to be confused with the names or logos of Seller, on or in connection with any other publication, asset or activity of Buyer at any time after the Closing Date.

  11.4 Subscribers and Subscriber List.  Seller hereby agrees that it
       -------------------------------
  will not make, cause or permit to be made, acquire, retain or use any copy of the Subscriber List, and will not utilize any infor-mation pertaining to subscribers of any of the Women's Magazines appearing on such list, at any time after the Closing Date.

  11.5 Computer Support Services.    The Business utilizes certain
       -------------------------
  software and operating systems, including those on Seller's mainframe computer, which are maintained and operated by Seller personnel. Following Closing, Seller agrees to provide to Buyer for a period of up to twelve (12) months after the Closing Date software maintenance and data processing services substantially consistent in amount and quality with such services now utilized by and provided to the Business, at a lump-sum charge to Buyer of One Hundred Thousand Dollars ($100,000) per month, in accordance with the agreement in form and substance as set forth in Exhibit 11.5
                                                      ------------
  hereto (the "Agreement for Computer Support Services").

  11.6 Bulk Sales Laws.  Buyer hereby waives compliance by Seller
       ---------------
  with the terms and conditions of any applicable bulk sales law or any other law which might on failure of compliance therewith impose on a purchaser any liability for debts or obligations of Seller. Seller shall indemnify and hold harmless Buyer against any and all liabilities of Seller which may be asserted by third parties, including any federal, state or local taxing authority, against Buyer as a result of such noncompliance to the extent that such liabilities are not assumed by Buyer pursuant to this Agreement.

  11.7 Payments from Third Parties.  In the event that, on or after
       ---------------------------
  the Closing Date, Seller shall receive any payments or other funds due Buyer under any of the accounts receivable included in the Assets, or Buyer shall receive any payments or other funds due Seller under any other receivables, then the party receiving such funds shall promptly forward such funds to the proper party in such manner as the receiving party shall reasonably request from time to time.

  11.8 No Solicitation.  Seller agrees that neither it nor any of its
       ---------------
  Affiliates, officers, directors, employees, representatives, agents or stockholders shall, directly or indirectly, solicit or initiate discussions or negotiations with any third party other than Buyer concerning the sale of the Assets or any similar transaction involving the Business or accept any offer or proposal with respect thereto. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will immediately communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry which it may receive in respect of any such transactions. In the event of any breach by Seller of its obligations under this Section 11.8, in addition to any remedies Buyer may have against Seller under this Agreement or under applicable Laws, Seller shall immediately refund to Buyer the deposit pursuant to Section 3.1(a).

  11.9 Fulfillment of Current Subscriptions.  Buyer agrees, as a
       ------------------------------------
  representative of Seller, to discharge all of Seller's obligations and liabilities for the fulfillment of current subscriptions to the Women's Magazines, to the extent such obligations and liabilities remain unperformed or unfulfilled on, or by their terms continue in effect after the Closing Date, substantially consistent with Seller's past practices, at the compensation and such other terms and conditions provided in the agreement in form and substance as set forth in Exhibit 11.9 hereto (the "Fulfillment Agreement").
               ------------

  11.10 Change of FCI's Name.  Seller shall take all action necessary
        --------------------
  or appropriate, as requested by Buyer, to assist Buyer in perfect-ing its interest in and to the "Family Circle" name. Promptly following the Closing Date, FCI will change its name in its state of incorporation and all states in which it is authorized to transact business on the Closing Date, to a name that does not contain any words similar to or reasonably likely to be confused with any words in the "Family Circle" name or any use by Buyer thereof. Seller agrees for an unlimited period not to use, and to cause each of its Affiliates not to use, the name "Family Circle" or any other name reasonably likely to be confused with any words in such name.

  11.11 Telemarketing.  Seller agrees, for a period of one (1) year
        -------------
  after the Closing Date, to continue to order from Buyer services for subscription solicitation by telephone, commonly referred to as "telemarketing", for its and its Affiliates' media properties, at the same levels and for the same compensation as heretofore main-tained and expended by Seller.

  11.12 Agreements With Respect To TDS.
        ------------------------------

       (a) As soon as practicable following the execution and delivery of this Agreement, Seller shall use its best efforts to obtain the consent of Time Incorporated and TDS Ventures, Inc. to the assignment by Seller, and assumption by Buyer, of Seller's rights, privileges and options under the Joint Venture Agreement for TDS, as more fully described in Section 2.1(o).

       (b) Following the Closing Date and in the event that Time Incorporated and TDS Ventures, Inc. shall have consented to the assignment and assumption provided in Section 11.12(a), Seller shall continue to offer to TDS the distribution of the magazines identified on Exhibit 11.12(b) for a period of one (1) year after
                ----------------
  the Closing Date, in the same manner and upon the same terms and conditions as heretofore distributed by TDS, and at a price to be determined in accordance with current practices.

       (c) In the event that prior to the Closing Date Time Incorporated and/or TDS Ventures, Inc. shall not have consented to the assignment and assumption provided in Section 11.12(a) or to the amendments to the Joint Venture Agreement for TDS necessitated by the agreements set forth in Section 11.12(b), Seller and Buyer shall cooperate and agree to establish alternative distribution channels for all of the magazines of Seller currently distributed by TDS.


                               ARTICLE 12
                             INDEMNIFICATION

  12.1 Indemnification by Seller.  Seller shall indemnify and hold
       -------------------------
  harmless Buyer against and from any and all losses, liabilities, damages and deficiencies which Buyer may incur or suffer which arise out of or are based upon (a) the inaccuracy of any represen-tation or the breach of any warranty or covenant made by Seller pursuant to any provision of this Agreement, or (b) any and all liabilities and obligations of, or claims against, Buyer of any nature, whether accrued, absolute, contingent, or otherwise to the extent not expressly assumed by Buyer pursuant to this Agreement, or (c) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and legal and other expenses incident to any of the foregoing or incident to any issue of the Women's Magazines whose editorial close is prior to the Closing Date.

  12.2 Indemnification by Buyer.  Buyer shall indemnify and hold
       ------------------------
  harmless Seller against and from any and all losses, liabilities, damages and deficiencies which Seller may incur or suffer which arise out of or are based upon (a) the inaccuracy of any represen-tation or the breach of any warranty or covenant made by the Buyer pursuant to any provision of this Agreement, or (b) any and all liabilities and obligations of, or claims against, Seller of any nature, whether accrued, absolute, contingent or otherwise to the extent expressly assumed by Buyer pursuant to this Agreement, or
  (c) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and legal and other expenses incident to any of the foregoing or incident to any issue of the Women's Magazines whose editorial close is after the Closing Date.

  12.3 Indemnification Claims.
       ----------------------

       (a) Any party from whom indemnification hereunder may be sought under Sections 12.1 and 12.2 ("Indemnifying Party") shall promptly on demand, in cash, pay the party claiming indemnification hereunder ("Indemnified Party") the amount so claimed; provided,
                                                         --------
  however, that the Indemnified Party shall have first given prompt
  -------
  notice of such claim to the Indemnifying Party and have given the Indemnifying Party the right to defend, contest or otherwise deal with the cause or basis of such claim, at the expense of the Indemnifying Party.

       (b) To the extent claims of third parties are concerned, the Indemnifying Party shall have the right to control the defense, settlement and prosecution of any litigation. The Indemnified Party shall have the right to monitor, at its own expense and through counsel selected by it, the defense of any claim. The Indemnifying Party shall have the right, without the consent of the Indemnified Party, to settle or compromise any claim or consent to the entry of any judgment provided that such settlement, compromise or consent involves a monetary payment only and includes as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of such claim. If the Indemnifying Party fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and rise of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. All parties agree to cooperate fully as necessary in the defense of such matters.

       (c) The Indemnified Party's failure to notify the Indemnify-ing Party of a claim in the time required above shall not waive any right to indemnification, except to the extent of any damage or loss suffered by the Indemnifying Party by reason of the delay in receiving such notice.

       (d) Indemnification under this Article 12 based upon the inaccuracy of any representation or the breach of any warranty in
  Article 4 and Article 5 may only be sought if the aggregate amount of payments otherwise due the Indemnified Party for all claims for such indemnification exceeds One Million Dollars ($1,000,000), and then indemnification shall be available to the Indemnified Party for all amounts claimed.

  12.4 Claims for Reimbursement and Survival.  Indemnification under
       -------------------------------------
  this Article 12 shall not be barred on the basis that the amount of the claim for which indemnification is sought has not been ascer-tained, liquidated or reduced to final judgment on or before the date on which such claim is made, as long as the claim has been identified and asserted in writing by notice to the other party on or before such date. All representations and warranties in Article 4 and Article 5 shall survive the Closing until the date eighteen
  (18) months after the Closing Date, and shall then expire and be of no force and effect, unless notice has been given in accordance with the preceding sentence prior to such date.

  12.5 Remedies.  The remedies provided herein shall be exclusive and
       --------
  shall preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto. Each of the rights and remedies of the parties hereto set forth in this Agreement shall be cumulative, independent of each other, and severally enforceable.


                               ARTICLE 13
                           GENERAL PROVISIONS

  13.1 Severability.  Each and every provision of this Agreement is
       ------------
  intended to be severable. If any provision of this Agreement shall be declared invalid or unenforceable by a decision or judgment of any court of competent jurisdiction, such decision or judgment shall not affect (a) the validity or enforceability of the other provisions of this Agreement in that or any other jurisdiction, or
  (b) the validity or enforceability of such provision, or of any other provision of this Agreement, in any other jurisdiction. The parties hereto shall negotiate in good faith to replace the invalid or unenforceable provision with a provision which shall be valid and enforceable under such decision or judgment and which, insofar as possible, will achieve the economic results sought to be achieved by the invalid or unenforceable provision; however, if such replacement provision cannot be agreed upon or enforced, then this Agreement shall be interpreted and construed in all respects as if such invalid or unenforceable provision had never been a part of this Agreement.

  13.2 Amendment.  This Agreement may not be changed, modified,
       ---------
  altered, amended, supplemented, cancelled, superseded, rescinded or terminated except by and in accordance with the terms of, a writing signed by both parties hereto and delivered to each of them in duplicate original counterparts.

  13.3 No Implied Waiver.  No consent to, or waiver, discharge or
       -----------------
  release of, any provision, breach, failure or default in, of or under this Agreement shall be valid or effective unless in writing and signed by the party giving such consent or waiver or granting such discharge or release, and no specific consent, waiver, dis-charge or release shall constitute or be deemed or construed as a consent, waiver, discharge or release with respect to any other provision, breach, failure or default, whether or not of similar nature. Failure on the part of either party hereto to insist in any instance upon strict, complete and timely performance by the other party hereto of any term, provision, obligation or duty of or under this Agreement, to exercise any of its rights or privileges under this Agreement, to complain of any act or failure to act of the other, or to declare such other party in breach or default hereof or hereunder, irrespective of how long such failure continues, shall not constitute or be deemed or construed as a waiver by such party of any of its rights under this Agreement or otherwise.

  13.4 Notices.  Any notice, request, demand or other communication
       -------
  required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and delivered as of the date delivered if delivered personally, by overnight carrier or by telefax, or three (3) business days after being mailed by regis-tered or certified mail (postage prepaid, return receipt requested) to the respective address or addresses here following:

       If to Seller:

            THE NEW YORK TIMES COMPANY
            229 West 43rd Street
            New York, New York  10036
            Attn:  Laura J. Corwin, Secretary
            Fax:   (212) 556-1009

       with a copy to:

            THE NEW YORK TIMES COMPANY
            229 West 43rd Street
            New York, New York  10036
            Attn:  Kenneth A. Richieri, Assistant General Counsel
            Fax:   (212) 556-4634

       If to Buyer:

            GRUNER + JAHR PRINTING AND PUBLISHING CO.
            Publishing Division
            685 Third Avenue
            New York, New York  10017
            Attn.:  John Heins, President
            Fax:    (212) 490-1214

       with a copy to:


            GRUNER + JAHR USA PUBLISHING
            685 Third Avenue
            New York, New York  10017
            Attn: Yvette Miller, General Counsel
            Fax:  (212) 986-2548


  or to such other address as any of the foregoing may give to the others by like notice.

  13.5 Captions.   The captions at the headings of each Article and
       --------
  Section of this Agreement are for convenience of reference only, and are in no way intended or to be used or applied to describe, interpret, construe, define or limit the scope, extent, intent or operation of this Agreement or of any term or provision hereof.

  13.6 Choice of Law.  This Agreement shall be governed by, and the
       -------------
  terms and provisions hereof and the rights and duties created hereby shall be interpreted, construed and enforced in accordance with, the Laws of the State of New York.

  13.7 Binding Effect and Assignment.  This Agreement and the rights
       -----------------------------
  and obligations of the parties hereto shall be binding upon, and shall inure to the benefit of, the parties hereto and their respec-tive successors and permitted assigns, but this Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto; except that Buyer shall be permitted to assign to an Affiliate of Buyer the Assets described in Section 2.1(o).

  13.8 Gender and Number.  All references to, and each use of, the
       -----------------
  masculine gender in this Agreement shall also be deemed references to, and a use of, the feminine and neuter genders unless the context clearly requires otherwise. All references to, and each use of, the singular number in this Agreement shall also be deemed references to, and a use of, the plural number unless the context clearly requires otherwise.

  13.9 Entire Agreement.  This Agreement and the Ancillary Agreements
       ----------------
  constitute the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and therein, and all prior negotiations, drafts and other writings, and under-standings relating to the subject matter of this Agreement and the Ancillary Agreements are merged herein and are superseded, nulli-fied and cancelled by this Agreement and the Ancillary Agreements.

  13.10  Construction.  The terms and provisions of this Agreement
         ------------
  and the wording used herein shall in all cases be interpreted and construed simply in accordance with their fair meanings and not strictly for or against either party hereto.

  13.11  Third Party Beneficiaries.  There are no third party bene-
         -------------------------
  ficiaries of or in this Agreement or any of the terms or provisions hereof or any of the rights, privileges, duties, liabilities or obligations created hereby.

  13.12  Counterparts.  This Agreement may be executed and delivered
         ------------
  in one or more counterparts, in the English language, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument, and it shall not be necessary, in proving the existence or contents of this Agreement, to produce, refer to or account for (a) any particular counterpart in preference to any other counterpart or counterparts, or (b) more than one counterpart.

  13.13  Survival.  Except as otherwise provided in this Agreement,
         --------
  all covenants, representations and warranties made hereunder shall survive the Closing Date.

       IN WITNESS WHEREOF, this instrument has been duly executed by the thereunto duly authorized representatives of the parties hereto on the day and year first above written.




                                      THE NEW YORK TIMES COMPANY
                                      Seller

                                      By:  ________________________
                                           Arthur Ochs Sulzberger
                                           Chairman




           THE FAMILY CIRCLE, INC.    RETAIL MAGAZINES MARKETING COMPANY, INC.
           Seller                     Seller

           By:  ____________________  By:  _________________________
                Laura J. Corwin            Laura J. Corwin
                Secretary                  Secretary







           GRUNER + JAHR PRINTING AND PUBLISHING CO.
           Buyer

           By:  _____________________   and   ____________________
                Gerd Schulte-Hillen           Axel Ganz
                General Partner               Sole Member of the Executive
                                              Committee of the Publishing
                                              Division

               List of Exhibits
               ----------------



1.16           Contracts

1.20           Excluded Employees

1.28           Financial Statements (1993)

1.38           Format of Current Assets and Current Liabilities of the
               Business
1.54           Women's Magazines

2.1(c)         Advertising Orders

2.1(1)         Trademarks

2.1(m)         Software

2.2(c)-A       Lease Agreement

2.2(c)-B       Occupancy Agreement

3.1(b)(11)     Non-Competition Agreement

3.1(c)         Escrow Agreement

4.1            Qualifications To Do Business

4.3            Third Party Consent Requirements

4.5            Disclosures Respecting Operation Since December 31,
               1993
4.6            Encumbrances on Assets

4.7            Litigation

4.10           Employees of the Business

4.11           Employees Plans

4.12           Exceptions to Intellectual Property and Publication
               Rights
4.14           PI Advertisements and Barters

4.15           Subscription Rates

4.18           Insurance Policies

4.19           Disclosures Respecting Related Party Transactions

4.20           Assets Retained by Seller

6.8(c)         Seller's Severance Plan

7.1(c)(iv)     Opinion of Seller's Counsel

7.2(c)(iii)    Opinion of Buyer's Counsel

11.5           Agreement for Computer Support Services

11.9           Fulfillment Agreement

11.12(b) Magazines of Seller to be Continued to be Distributed by TDS






                               -2-